Exhibit 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Chris L. Nines

(512) 433-5210

FORESTAR GROUP INC. REPORTS FULL YEAR

AND FOURTH QUARTER 2011 RESULTS

Building Momentum by Increasing Oil Production, Proven Reserves and Residential Lot Sales

“We are well positioned to accelerate value realization of our oil and gas resources by growing production and reserves, a key driver of future earnings and cash flow.  Executing our strategy to drive exploration and production is clearly demonstrated in Louisiana given the significant growth in production and proven reserves.  In addition, our increased residential lot sales reflect our ability to grow market share despite depressed housing starts.  Residential real estate conditions in the major markets of Texas continue to experience declining finished lot inventories and minimal new development activity, which should benefit Forestar given our well positioned portfolio of over 50 active communities and significant experience in these markets,” said Jim DeCosmo, president and chief executive officer of Forestar Group Inc.

Full Year 2011 Significant Highlights

Minerals — Oil & Gas

•             Oil production up over 32% compared with 2010

•             Year-end 2011 proven reserves of 17.9 Bcfe, up 26% compared with 2010

•             Year-end 2011 PV-10 proven reserves* up 81% or $36.7 million compared with 2010

•             36 additional oil and gas wells completed; 530 total producing wells at year-end

•             Exercised working interest options in three oil wells in Louisiana

•             68,000 net mineral acres put in play through leases, seismic and exploration agreements

Real Estate

•             Sold 1,117 developed residential lots, a 39% increase compared with 2010 — over 1,350 lots under option contracts at year-end

•             Received $8.7 million from Cibolo Canyons Special Improvement District

•             Sold over 17,100 acres of undeveloped land for $40.5 million through our retail sales program

•             Invested $63 million in segment; investments expected to exceed return criteria and deliver near-term cash flow and earnings

•             Initiated construction of 289-unit multifamily residential community in Austin, Texas

*These are Non-GAAP financial measures.  The reconciliation between GAAP and Non-GAAP measures is provided in the tables following this press release, and on the investor relations section of the company’s website.

Strategic Initiatives

•             Sold 57,000 acres of timberland in Georgia, Alabama and Texas for $87 million, effectively completing our timberland sales initiatives

•             Repurchased almost one million shares of our common stock

Strategic Acquisition

On February 20, 2012, we entered into definitive agreements to acquire for a net investment of $23.5 million, the entire interest in certain assets from the CL Realty and TEMCO ventures, two ongoing ventures with Cousins Properties. The acquisition price for these real estate assets is approximately 50% of the ventures’ book basis prior to the sale. After this purchase we will own 100% of the ventures’ interest in 17 residential and mixed-use real estate projects.  These communities include over 1,200 fully developed lots, almost 4,900 planned lots, and over 475 commercial acres.  Over 70% of these residential lots and commercial acres are located in the major markets of Texas, relatively speaking, some of the healthiest markets in the U.S.  During 2011, these projects generated sales of 456 residential lots and 20 commercial acres for $19.8 million. Our share of CL Realty and TEMCO pre-tax loss was ($32.5) million in 2011, and was principally due to non-cash asset impairment charges associated with entering into agreements to acquire certain assets from these ventures in first quarter 2012.

Full Year 2011 Financial Results

•    As reported net income of $7.2  million, or $0.20 per share, after-tax, includes

•    Non-cash impairments of ($29.4) million, or ($0.82) per share, after-tax

•    Gain on sale of timberland of $40.2 million, or $1.12 per share, after-tax

AUSTIN, TEXAS, February 22, 2012—Forestar Group Inc. (NYSE: FOR) today reported full year 2011 net income of $7.2 million, or $0.20 per diluted share, compared with full year 2010 net income of $5.1 million, or $0.14 per diluted share.  Full year 2011 results include an after-tax gain of $1.12 per diluted share from the sale of 57,000 acres of timberland, compared with an after-tax gain of $0.51 per diluted share from the sale of about 24,000 acres of timberland in 2010.  Full year 2011 results also include pre-tax charges of $45.2 million from non-cash asset impairments, compared with $11.3 million in 2010.

Fourth Quarter 2011 Financial Results

•    As reported net loss of ($22.9) million, or ($0.65) per share, after-tax, includes

•    Non-cash impairments of ($28.9) million, or ($0.82) per share, after-tax

The company reported a fourth quarter 2011 net loss of ($22.9) million, or ($0.65) per share, compared with net income of $2.4 million, or $0.07 per diluted share in fourth quarter 2010. Fourth quarter 2011 results include pre-tax charges of $44.5 million from non-cash asset impairments, which represents an after-tax charge of ($0.82) per share. Fourth quarter 2010 results include an after-tax gain of $0.24 per diluted share, from the sale of over 9,800 acres of timberland for approximately $16.2 million and an after-tax charge of ($0.19) per share from non-cash asset impairments.

Forestar manages its operations through three business segments: Mineral Resources, Real Estate and Fiber Resources.

MINERAL RESOURCES

Fourth Quarter 2011 Significant Highlights

•                  Oil production up almost 80% compared with fourth quarter 2010

•                  Year-end 2011 proven reserves of 17.9 Bcfe, up 26% compared with 2010

•                  Year-end 2011 PV-10 proven reserves* up 81% or $36.7 million compared with 2010

*These are Non-GAAP financial measures.  The reconciliation between GAAP and Non-GAAP measures is provided in the tables following this press release, and on the investor relations section of the company’s website.

Mineral Resources Segment Financial Results:

($ in millions)	4Q 2011	4Q 2010	FY 2011		FY 2010

Segment Revenues	$6.8	$6.4	$24.6		$24.8

Segment Earnings	$3.7	$6.1	$16.0	(1)	$22.8

(1)Includes $3.9 million in costs associated with the development of our water resource initiatives

Mineral resources segment earnings declined in fourth quarter 2011 compared with fourth quarter 2010 principally due to lower lease bonus revenues and increased costs associated with developing our water initiatives as a result of our acquisition of a water resources company in fourth quarter 2010.

REAL ESTATE

Fourth Quarter 2011 Significant Highlights

•                  Sold 309 finished residential lots, up 65% compared with fourth quarter 2010

•                  Sold 13,200 acres of undeveloped land through our retail sales program for approximately $30.4 million, or $2,300 per acre

•                  Received $6.6 million from Cibolo Canyons Special Improvement District

Real Estate Segment Financial Results:

($ in millions)	4Q 2011	4Q 2010	FY 2011	FY 2010

Segment Revenues	$46.4	$14.3	$106.2	$68.3

Segment Earnings (Loss)	$(25.0)	$(5.5)	$(25.7)	$(4.6)

Fourth quarter 2011 real estate segment earnings were down compared with fourth quarter 2010 principally due to non-cash asset impairment charges of $44.5 million.  Fourth quarter real estate segment results also include the sale of 13,200 acres of land for approximately $30.4 million.  Full year 2011 real estate segment results include non-cash impairment charges of $45.2 million principally related to projects located near Atlanta, Georgia, Denver, Colorado, the Texas gulf coast, and entering into agreements to acquire certain assets from CL Realty and TEMCO ventures.

FIBER RESOURCES

Fourth Quarter 2011 Significant Highlights

•                  Sold 49,700 tons of fiber

•                  Recreational leasing activity remains strong, almost 99% of available land leased

Fiber Resources Segment Financial Results:

($ in millions)	4Q 2011	4Q 2010	FY 2011	FY 2010

Segment Revenues	$0.9	$2.1	$4.8	$8.3

Segment Earnings	$0.1	$1.2	$1.9	$5.1

Fourth quarter 2011 fiber resources segment results declined compared with fourth quarter 2010 principally due to reduced harvest volumes associated with the sale of over 74,000 acres of timberland during 2011 associated with our near-term strategic initiatives and retail land sales program. Recreational leasing activity remained strong during the quarter, with almost 99% of available land leased for recreation.

OUTLOOK

“Through the successful execution of our strategy to increase exploration, production and reserves, our Louisiana mineral interests have benefited from increased seismic, leasing and drilling activity.  In addition to delivering significant increases in oil and gas royalties, this activity is creating opportunities to enhance value creation through investments in working interests.  During 2011, we exercised working interest options to participate in three oil wells in Beauregard Parish, Louisiana.  Going forward, we expect to participate in additional working interest investments, which provide Forestar with an additional low-cost, low-risk opportunity to realize the greatest value from every acre by securing a greater interest in oil and gas production.

“Natural gas prices continued to remain under pressure, principally due to increased production and mild temperatures which have resulted in record levels of inventory.  As a result, we have experienced lower demand for mineral leases in East Texas as operators target capital investments toward drilling wells to hold existing leases.  Longer-term, we are more positive on the outlook for natural gas given the abundance of domestic supplies which reduces the potential for geopolitical risk.  In addition, natural gas is currently over 80% cheaper than oil on an energy equivalent basis.

“We continue to see improving housing fundamentals in our Texas markets, driven by continued tightening of finished residential lot inventories and relatively stable market demand. In addition, we remain confident that underlying fundamental demand for single and multifamily housing will improve as markets recover from the economic downturn.

“During 2011 we sold 57,000 acres of timberland, effectively completing the sale of 176,000 acres of timberland associated with our near-term strategic initiatives.  In addition, excluding $26.5 million of non-recourse debt associated with the acquisition of a multifamily project during fourth quarter 2010, we have reduced debt over $150 million since first quarter 2009, and repurchased almost two million shares of our common stock since second quarter 2010.

Through the successful execution of our strategic initiatives, we have transformed our balance sheet and increased financial flexibility, positioning the company to take advantage of growth opportunities.  Going forward we are focused on accelerating value realization of our real estate and natural resources, optimizing our transparency and disclosures, and raising our net asset value through strategic and disciplined investments,” concluded Mr. DeCosmo.

The Company will host a conference call on February 22, 2012 at 10:00 am ET to discuss results of fourth quarter and full year 2011.  The meeting may be accessed through webcast or conference call.  The webcast may be accessed through Forestar’s website at www.forestargroup.com.  To access the conference call, listeners calling from North America should dial 1-800-659-1942 at least 15 minutes prior to the start of the meeting.  Those wishing to access the call from outside North America should dial 1-617-614-2710.  The password is Forestar.  Replays of the call will be available for two weeks following completion of the live call and can be accessed at 1-888-286-8010 in North America and 1-617-801-6888 outside North America.  The password for the replay is 91247359.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, mineral resources and fiber resources. At year-end 2011, the real estate segment owns directly or through ventures almost 147,000 acres of real estate located in nine states and twelve markets in the U.S.  The real estate segment has 16 real estate projects representing almost 27,600 acres currently in the entitlement process, and 75 entitled, developed and under development projects in seven states and eleven markets encompassing over 16,400 acres, comprised of approximately 27,100 residential lots and over 2,400 commercial acres. The mineral resources segment manages about 595,000 net acres of oil and gas mineral interests located principally in Texas, Louisiana, Alabama, and Georgia. Also included in the mineral resources segment is a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 17,800 acres of groundwater leases in central Texas. The fiber resources segment includes the sale of wood fiber and management of our recreational leases.  Forestar’s address on the World Wide Web is www.forestargroup.com.

Presentation of Information in this News Release

Non-GAAP financial measures are not in accordance with, or an alternative to, U.S. Generally Accepted Accounting Principles (GAAP).  PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10% before giving effect to income taxes. The company believes PV-10 is useful to investors because it is based on prices, costs and discount factors which are consistent from company to company, while the standardized measure is dependent on the unique tax situation of each individual company. PV-10 is not intended to represent the current market value of our estimated oil and natural gas reserves.

Forward-looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.

(UNAUDITED)

Business Segments

	Fourth Quarter		Full Year
	2011	2010	2011	2010
	(In thousands, except per share)		(In thousands, except per share)
Revenues
Real estate	$46,354	$14,333	$106,168	$68,269
Mineral resources	6,800	6,403	24,584	24,790
Fiber resources	853	2,116	4,821	8,301
Total revenues	$54,007	$22,852	$135,573	$101,360

Segment earnings (loss)
Real estate (a)	$(25,020)	$(5,517)	$(25,704)	$(4,634)
Mineral resources	3,731	6,143	16,023	22,783
Fiber resources	103	1,158	1,893	5,058
Total segment earnings (loss)	(21,186)	1,784	(7,788)	23,207
Items not allocated to segments
General and administrative (b)	(4,286)	(3,903)	(20,110)	(17,341)
Share-based compensation	(6,668)	(4,226)	(7,067)	(11,596)
Gain on sale of assets	—	13,166	61,784	28,607
Interest expense	(4,079)	(3,884)	(17,012)	(16,446)
Other non-operating income	291	474	368	1,164
Income (loss) before taxes	(35,928)	3,411	10,175	7,595
Income tax (expense) benefit	13,048	(963)	(3,021)	(2,470)
Net income attributable to Forestar Group Inc.	$(22,880)	$2,448	$7,154	$5,125

Net income (loss) per common share:
Basic	$(0.65)	$0.07	$0.20	$0.14
Diluted	$(0.65)	$0.07	$0.20	$0.14

Weighted average common shares outstanding:
Basic	35.2	35.2	35.4	35.9
Diluted	35.2	35.8	35.8	36.4

	At Year-End
	2011	2010
	(In thousands)
Supplemental Financial Information:
Borrowings under credit facility	130,000	125,000
Other debt (c)	91,587	96,589
Total debt	$221,587	$221,589

(a) Real estate segment results include non-cash impairment charges of $44.5 million in fourth quarter 2011 and $45.2 million during full year 2011.

(b) 2011 general and administrative expenses include $3.2 million paid to outside advisors related to private debt offerings which were withdrawn due to the deterioration in terms available to us in the capital markets.

(c) Consists principally of consolidated venture non-recourse debt.

FORESTAR GROUP INC.

MINERAL RESOURCES SEGMENT

PERFORMANCE METRICS

	Fourth Quarter		Full Year
MINERAL RESOURCES	2011	2010	2011	2010
Leasing Activity
Acres Leased	320	5,200	8,100	16,900
Average Bonus / Acre	$57	$371	$279	$457
Delay Rental Revenues	$512,900	$84,000	$992,200	$2,167,600

Royalties(1)
Natural Gas Production (MMcf)	373.6	504.8	1,622.0	1,796.4
Average Natural Gas Price ($ / Mcf)	$3.93	$3.94	$3.95	$4.26
Oil Production (Barrels)	49,700	27,800	151,900	115,400
Average Oil Price ($ / Barrel)	$102.19	$74.84	$96.84	$73.09
MMcfe Production(2)	671.8	671.8	2,533.4	2,489.1
Average Price ($ / MMcfe)	$9.75	$6.06	$8.34	$6.46

Well Activity(3)
Net Acres Held By Production	32,000	29,700	32,000	29,700
Wells Drilled	20	3	36	22
Producing Wells	530	494	530	494

(1) Includes our share of activity from a venture in which we own a 50% interest. Our share of venture natural gas production activity is 95 MMcf and 493 MMcf in fourth quarter and full year 2011, and 227 MMcf and 573 MMcf in fourth quarter and full year 2010.

(2) MMcfe - Million Cubic Feet Equivalent (converting oil to natural gas at 6 Mcfe / Bbl)

(3) Wells are owned and operated by third-party lessees / operators

FOURTH QUARTER 2011

MINERAL RESOURCES PIPELINE(1)

Forestar’s mineral resources segment includes approximately 595,000 net mineral acres principally located in Texas, Louisiana, Alabama and Georgia.

State	Available for Lease	Leased (2)	Held by Production (2)	Total
Texas	196,000	29,000	27,000	252,000
Louisiana	120,000	19,000	5,000	144,000
Georgia	157,000	—	—	157,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
Total	515,000	48,000	32,000	595,000

(1) Includes ventures

(2) Acres leased and held by production exclude 379 net mineral acres leased and 29 net mineral acres held by production in Colorado

FORESTAR GROUP INC.

FIBER RESOURCES SEGMENT

PERFORMANCE METRICS

	Fourth Quarter		Full Year
FIBER RESOURCES	2011	2010	2011	2010
Fiber Sales *
Pulpwood Tons Sold	44,100	97,300	266,200	392,900
Average Pulpwood Price / Ton	$9.31	$8.77	$8.69	$9.93
Sawtimber Tons Sold	5,600	53,400	56,800	144,300
Average Sawtimber Price / Ton	$22.17	$15.75	$16.13	$17.94

Total Tons Sold	49,700	150,700	323,000	537,200
Average Price / Ton	$10.76	$11.24	$10.00	$12.08

Recreational Activity
Average Acres Leased	139,300	201,800	174,500	208,100
Average Lease Rate / Acre	$8.83	$8.31	$8.80	$8.32

*The majority of our fiber sales were to Temple-Inland Inc. at market prices.

Note: Sales of fiber in fourth quarter and full year 2011 were impacted by the sale of over 74,000 acres of timberland associated with our strategic initiatives and retail land sales program since year-end 2010.

FORESTAR GROUP INC.

REAL ESTATE SEGMENT

PERFORMANCE METRICS

	Fourth Quarter		Full Year
REAL ESTATE	2011	2010	2011	2010
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	309	187	1,117	804
Revenue per Lot Sold	$43,300	$49,100	$47,400	$49,500
Commercial Acres Sold	2.4	1.1	26.4	17.8
Revenue per Commercial Acre Sold	$547,200	$174,100	$193,700	$90,100
Undeveloped Acres Sold	13,200	1,100	17,120	5,800
Revenue per Acre Sold	$2,300	$2,600	$2,400	$3,500
Owned & Consolidated Ventures:
Residential Lots Sold	109	86	567	442
Revenue per Lot Sold	$62,700	$59,200	$56,700	$55,100
Commercial Acres Sold	—	1.1	4.0	2.4
Revenue per Commercial Acre Sold	—	$174,100	$185,300	$146,000
Undeveloped Acres Sold	13,200	1,100	17,100	5,800
Revenue per Acre Sold	$2,300	$2,600	$2,400	$3,500
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	200	101	550	362
Revenue per Lot Sold	$32,700	$40,500	$37,700	$42,600
Commercial Acres Sold	2.4	—	22.4	15.4
Revenue per Commercial Acre Sold	$547,200	—	$195,200	$81,300
Undeveloped Acres Sold	—	—	20	—
Revenue per Acre Sold	—	—	$3,000	—

FOURTH QUARTER 2011

REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres*

Undeveloped Land
Owned	95,631				102,667
Ventures	7,036

Residential
Owned		24,867	8,578	589	38,810
Ventures			4,329	447

Commercial
Owned		2,723	1,063	523	5,189
Ventures			590	290

Total Acres	102,667	27,590	14,560	1,849	146,666

Estimated Residential Lots			24,091	3,020	27,111

* In addition, Forestar owns a 58% interest in a venture which controls approximately 16,000 acres of undeveloped land in Georgia.

FORESTAR GROUP INC.

REAL ESTATE PROJECTS

A summary of projects in the entitlement process (a) at year-end 2011 follows:

		Project
Project	County	Acres (b)

California
Hidden Creek Estates	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	30

Georgia
Ball Ground	Cherokee	500
Crossing	Coweta	230
Fincher Road	Cherokee	3,890
Fox Hall	Coweta	960
Garland Mountain	Cherokee/Bartow	350
Home Place	Coweta	1,510
Martin’s Bridge	Banks	970
Mill Creek	Coweta	770
Serenity	Carroll	440
Waleska	Cherokee	100
Wolf Creek	Carroll/Douglas	12,230
Yellow Creek	Cherokee	1,060

Texas
Lake Houston	Harris/Liberty	3,700
San Jacinto	Montgomery	150

Total		27,590

(a)          A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed.  Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)         Project acres, which are the total for the project regardless of our ownership interest, are approximate.  The actual number of acres entitled may vary.

FORESTAR GROUP INC.

REAL ESTATE PROJECTS

A summary of our entitled,(a) developed & under development projects at year-end 2011 follows:

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned(b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining(f)
Projects we own
California
San Joaquin River	Contra Costa/ Sacramento	100%	—	—	—	288
Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	115	497	2	7
Pinery West	Douglas	100%	—	—	—	111
Stonebraker	Weld	100%	—	603	—	—
Texas
Arrowhead Ranch	Hays	100%	—	259	—	6
Barrington Kingwood	Harris	100%	6	174	—	—
Caruth Lakes	Rockwall	100%	362	—	—	—
Cibolo Canyons	Bexar	100%	697	778	68	82
Harbor Lakes	Hood	100%	202	247	2	19
Hunter’s Crossing	Bastrop	100%	381	109	38	71
La Conterra	Williamson	100%	83	417	—	58
Maxwell Creek	Collin	100%	725	274	10	—
Oak Creek Estates	Comal	100%	99	548	13	—
The Colony	Bastrop	100%	424	724	22	31
The Gables at North Hill	Collin	100%	203	—	—	—
The Preserve at Pecan Creek	Denton	100%	339	455	—	7
The Ridge at Ribelin Ranch	Travis	100%	—	—	195	—
Westside at Buttercup Creek	Williamson	100%	1,370	144	66	—
Other projects (9)	Various	100%	2,264	63	207	23
Georgia
Villages of Burt Creek	Dawson	100%	—	1,715	—	57
Towne West	Bartow	100%	—	2,674	—	121
Other projects (13)	Various	100%	—	2,834	—	705
Missouri and Utah
Other projects (2)	Various	100%	467	87	—	—
			7,737	12,766	623	1,586
Projects in entities we consolidate
Texas
City Park	Harris	75%	1,185	126	50	115
Lantana	Denton	55%(e)	769	1,491	—	—
Light Farms	Collin	65%	—	2,501	—	—
Stoney Creek	Dallas	90%	111	643	—	—
Timber Creek	Collin	88%	—	614	—	—
Other projects (4)	Various	Various	6	203	16	148
			2,071	5,578	66	263
Total owned and consolidated			9,808	18,344	689	1,849
Projects in ventures that we account for using the equity method
Georgia
Seven Hills	Paulding	50%	644	443	26	113
The Georgian	Paulding	38%	289	1,052	—	—
Other projects (3)	Various	Various	1,712	75	3	—
Texas
Bar C Ranch	Tarrant	50%	279	920	—	—
Entrada	Travis	50%	—	821	—	—
Fannin Farms West	Tarrant	50%	323	58	—	12
Harper’s Preserve	Montgomery	50%	69	1,656	—	72
Lantana	Denton	Various(e)	1,447	85	16	42
Long Meadow Farms	Fort Bend	19%	858	937	107	192
Southern Trails	Brazoria	40%	497	539	—	—
Stonewall Estates	Bexar	25%	280	108	—	—
Summer Creek Ranch	Tarrant	50%	806	468	—	79
Summer Lakes	Fort Bend	50%	405	725	56	—
Village Park	Collin	50%	373	198	3	2
Waterford Park	Fort Bend	50%	—	210	—	90
Other projects (2)	Various	Various	298	226	—	15
Florida
Other projects (3)	Various	Various	599	246	—	—
Total in ventures			8,879	8,767	211	617
Combined Total			18,687	27,111	900	2,466

(a) A project is deemed entitled when all major discretionary governmental land-use approvals have been received.  Some projects may require additional permits and/or non-governmental authorizations for development.

(b) Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them.  Accordingly, portions of these projects may appear as owned, consolidated and/or accounted for using the equity method.

(c) Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d) Commercial acres are for the total project, regardless of our ownership interest and are net developable acres, which may be fewer than the gross acres available in the project.

(e) The Lantana project consists of a series of 22 partnerships in which our voting interests range from 25% to 55%.  We account for three of these partnerships using the equity method and we consolidate the remaining partnerships.

(f) Excludes acres associated with commercial and income producing properties.

A summary of our significant commercial and income producing properties at year-end 2011 follows:

			Interest
Project	County	Market	Owned (a)	Type	Acres	Description
Broadstone Memorial	Harris	Houston	100%	Multifamily	9	401 unit luxury apartment
Radisson Hotel	Travis	Austin	100%	Hotel	2	413 guest rooms and suites
Palisades West (b)	Travis	Austin	25%	Office	22	375,000 square feet
Las Brisas	Williamson	Austin	59%	Multifamily	30	414 unit luxury apartment
Promesa (c)	Travis	Austin	100%	Multifamily	16	289 unit luxury apartment
						(construction in progress)

(a) Interest owned reflects our total equity interest in the project, whether owned directly or indirectly.

(b) Our 25% interest in Palisades West LLC was sold on January 20, 2012.

(c) Formerly marketed as the Ridge at Ribelin Ranch.

FORESTAR GROUP INC.

CALCULATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

In our full year and fourth quarter 2011 earnings release and conference call presentation materials furnished to the Securities and Exchange Commission on Form 8-K on February 22, 2012, we used certain non-GAAP financial measures.  The non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures.  These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial statements and the accompanying reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of our business.  We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table shows a reconciliation of PV-10 (discounted future net cash flows before income taxes) to the standardized measure of discounted future net cash flows (the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP). PV-10 is an estimate of the present value of future net cash flows from proved developed reserves after deducting estimated severance and ad valorem taxes, but before deducting any estimates of future income taxes.  The estimated future net cash flows are discounted at an annual rate of 10%.  A reconciliation of PV-10 to the standardized measure of discounted future net cash flows as computed under GAAP is illustrated below:

($ in 000’s)	Year-End 2011*	Year-End 2010*

PV – 10 (discounted future net cash flows before income taxes)	$81,919	$45,267
Less: discounted future income taxes (effective tax rate of 38%)	(25,713)	(14,130)
Standardized measure of discounted future net cash flows	$56,206	$31,137

The undiscounted value represents an estimate of future net cash flows from proved developed reserves after deducting estimated severance and ad valorem taxes, but before deducting estimates of future income taxes.  A reconciliation of undiscounted future net cash flows before income taxes to the undiscounted future net cash flows after income taxes is illustrated below:

($ in 000’s)	Year-End 2011*	Year-End 2010*

Undiscounted future net cash flows before income taxes	$133,729	$77,464
Less: undiscounted future income taxes (effective tax rate of 38%)	(41,835)	(24,112)
Undiscounted future net cash flows after income taxes	$91,894	$53,352

We believe both PV-10 and undiscounted values are important for evaluating the relative significance of our oil and gas interests and that the presentation of the non-GAAP financial measures provides useful information to investors because they are widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our mineral assets.

* Includes our share of proved developed reserves in equity-method ventures